Exhibit 99.1

Medifast, Inc. Announces First Quarter 2015 Financial Results

Company Exceeds Revenue and Earnings per Share Guidance

OWINGS MILLS, Md., May 7, 2015 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, today reported financial results for the first quarter ended March 31, 2015.

“We are pleased to get off to a good start this year by exceeding our first quarter top and bottom line guidance,” said Michael C. MacDonald, Medifast Chairman and Chief Executive Officer. “We continue to execute well operationally while putting the plans in place to advance our three key strategic priorities; to grow and simplify Take Shape For Life, optimize Medifast Direct revenues and deliver product and program innovation. We are very focused on returning to a growth trajectory in 2015 while we continue to drive improvements in shareholder value.”

First Quarter 2015 Results

Results from Continuing Operations

Income from continuing operations was $4.4 million, or $0.36 per diluted share, compared to $6.5 million, or $0.49 per diluted share, for the first quarter of 2014. Income from continuing operations excluding extraordinary legal and advisory expenses resulting from recent 13D filings would have been $5.6 million, or $0.46 per diluted share.

For the first quarter, Medifast net revenue from continuing operations decreased 7% to $73.4 million from net revenue of $79.2 million in the first quarter of 2014.

Revenue in the direct sales channel, Take Shape for Life, decreased 9% to $52.1 million in the first quarter of 2015 compared to $57.0 million in the same period last year. The Company ended the first quarter with approximately 10,500 active Health Coaches and the average revenue per Health Coach per month for the quarter was $1,564 compared to $1,626 in the first quarter of 2014. Active Health Coaches have historically been defined as Health Coaches earning income in the last month of the quarter. In order to provide a more accurate depiction of the number of Health Coaches contributing to Take Shape For Life revenues, we will be changing the way we report active Health Coaches and average revenue per active Health Coach going forward. The active Health Coach count will be reported as the number of earning coaches during the quarter instead of the number of earning Health Coaches in the last month of the quarter. The average revenue per Health Coach will now be calculated on a quarterly basis instead of an average month within the quarter. These new quarterly measurements provide a more consistent metric for quarterly comparison. The total number of active earning Health Coaches in the first quarter was 12,100 as compared to 12,700 in the first quarter of 2014. The average revenue per active earning Health Coach for the quarter was $4,316 as compared to $4,488 in the first quarter of 2014. We will provide a historical perspective on these new measurements in our 10Q to be filed in a few days.

The Company's Medifast Direct channel revenue decreased 16% to $14.4 million, compared to $17.1 million in the first quarter of 2014. This marks the third consecutive quarterly improvement in the rate of decline and results were in-line with the Company’s expectations as it continued to focus on efficiently managing marketing investments.

Revenue in the Franchise Medifast Weight Control Centers channel increased 31% to $4.7 million from $3.6 million in the first quarter of last year. The increase in revenue was driven by the conversion of corporate centers to franchise centers, partially offset by franchise center closures as well as a decrease in sales of franchise centers open greater than one year. There were 70 franchise centers in operation at the end of first quarter 2015 compared to 49 centers at the end of the same period last year.

In the first quarter, the Wholesale channel revenue increased to $2.2 million, compared to $1.5 million in the same period last year. The increase in this channel was driven by an increase in activity within a few specific accounts for the quarter.

Gross profit for the first quarter of 2015 was $53.8 million, compared to $57.9 million in the first quarter of 2014. The Company's gross profit as a percentage of net revenue increased 20 basis points to 73.3% versus 73.1% in the first quarter of 2014 resulting from a combination of an increase in price and an efficient supply chain process.

Selling, general and administrative expenses (“SG&A”) decreased $1.0 million to $47.3 million compared to $48.3 million in the first quarter of 2014. As a percentage of net revenue, SG&A expense was 64.4% versus 61.0% in the first quarter of 2014. SG&A expenses as a percent of net revenue, excluding the aforementioned items related to the 13D filings in the first quarter of 2015, was 61.9%.

Sales and marketing expense decreased $0.2 million in the first quarter of 2015 compared to the first quarter of 2014, primarily driven by a decrease in Take Shape For Life event expense, partially offset by an increase in advertising production expense. The Company continues to focus on efficiency improvements and balancing sales and marketing expense in an effort to drive profitability.

The first quarter 2015 effective tax rate was 35.0% compared to 34.1% in the first quarter of 2014, a slight increase primarily relating to changes in the allowable domestic manufacturing deduction year over year.

Discontinued Operations

As previously disclosed, the Company exited the Medifast Weight Control Center corporate model by selling 41 centers to existing franchise partners (24 centers were sold in June 2014 and the remaining 17 centers were sold in December 2014) and closing the remaining 34 corporate centers. For the first quarter of 2015, corporate-owned Medifast Weight Control Centers had income from discontinued operations, net of tax, of $28 thousand.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $84.8 million and working capital of approximately $59.5 million as of March 31, 2015.  Cash, cash equivalents, and investment securities increased $8.8 million to $61.4 million compared to $52.6 million at December 31, 2014. The Company remains free of interest bearing debt.

The Company has authorization to repurchase a total of 1.2 million shares.

Outlook

The Company expects second quarter 2015 net revenue from continuing operations to be in the range of approximately $72.0 to $74.0 million and earnings per diluted share from continuing operations in the range of $0.47 to $0.50 per diluted share.

For fiscal year 2015, the Company reiterated its previous guidance of revenue from continuing operations to be in the range of $285 to $300 million and earnings per diluted share from continuing operations in the range of $1.85 to $1.95 per diluted share. The fiscal year 2015 guidance assumes a 34% to 35% effective tax rate.

Fiscal year guidance excludes expenses resulting from 13D filings.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on May 7, 2015. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastNow.com, and will be archived online through May 21, 2015. In addition, listeners may dial (877) 870-4263.

A telephonic playback will be available from 7:30 p.m. ET, May 7, 2015, through May 21, 2015. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10064409.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the Web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

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Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	March 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$33,423,000	$24,459,000
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $397,000 and $354,000	2,306,000	1,650,000
Inventory	14,186,000	15,735,000
Investment securities	27,955,000	28,185,000
Income taxes, prepaid	3,897,000	5,099,000
Prepaid expenses and other current assets	2,814,000	2,875,000
Deferred tax assets	2,978,000	3,727,000
Current assets of discontinued operations	18,000	184,000
Total current assets	87,577,000	81,914,000

Property, plant and equipment - net	32,507,000	33,477,000
Other assets	162,000	497,000
Long-term assets of discontinued operations	19,000	22,000

TOTAL ASSETS	$120,265,000	$115,910,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$25,468,000	$21,854,000
Current maturities of capital leases	234,000	232,000
Current liabilities of discontinued operations	2,348,000	4,858,000
Total current liabilities	28,050,000	26,944,000

Other liabilities:
Capital leases, net of current portion	183,000	242,000
Deferred tax liabilities	5,493,000	5,492,000
Long-term liabilities of discontinued operations	1,712,000	2,756,000
Total liabilities	35,438,000	35,434,000

Stockholders' Equity:
Common stock; par value $.001 per share; 20,000,000 shares authorized;
12,391,652 and 12,365,690 issued
12,124,699 and 12,075,764 issued and outstanding	12,000	12,000
Additional paid-in capital	951,000	1,132,000
Accumulated other comprehensive income	523,000	435,000
Retained earnings	83,341,000	78,897,000
Total stockholders' equity	84,827,000	80,476,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$120,265,000	$115,910,000

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenue	$73,364,000	$79,233,000
Cost of sales	19,594,000	21,309,000
Gross Profit	53,770,000	57,924,000

Selling, general, and administrative	47,258,000	48,313,000

Income from operations	6,512,000	9,611,000

Other income
Interest and dividend income, net	132,000	135,000
Other income	148,000	184,000
	280,000	319,000

Income from continuing operations before income taxes	6,792,000	9,930,000
Provision for income taxes	2,376,000	3,385,000

Income from continuing operations	4,416,000	6,545,000
Income (loss) from discontinued operations, net of tax	28,000	(578,000)
Net income	$4,444,000	$5,967,000

Basic earnings per share
Earnings per share from continuing operations	$0.36	$0.49
Earnings (Loss) per share from discontinued operations	$0.00	$(0.04)
Earnings per share	$0.36	$0.45

Diluted earnings per share
Earnings per share from continuing operations	$0.36	$0.49
Earnings (Loss) per share from discontinued operations	$0.00	$(0.04)
Earnings per share	$0.36	$0.45

Weighted average shares outstanding -
Basic	12,108,202	13,160,294
Diluted	12,196,794	13,248,156